Exhibit 99.1

Press Release dated December 21, 2020

NEWS RELEASE Farmers & Merchants Bancorp, Inc. 307 N. Defiance Street Archbold, Ohio 43502	December 21, 2020

Farmers & Merchants Bancorp, Inc. Contact:

Lars B. Eller

President and Chief Executive Officer

Farmers & Merchants Bancorp, Inc.

(419) 446-2501

leller@fm.bank

Ossian Financial Services, Inc. Contact:

David E. Morrison

President and Chief Executive Officer

Ossian Financial Services, Inc.

(260) 622-4141

dmorrison@ossianstatebank.com

For Release: Immediately

FARMERS & MERCHANTS BANCORP, INC. ANNOUNCES ACQUISITION OF

OSSIAN FINANCIAL SERVICES, INC.

ARCHBOLD, Ohio Farmers & Merchants Bancorp, Inc. (“F&M” or the “Company”) (Nasdaq: FMAO), the holding company for Farmers & Merchants State Bank, announced today that they have signed an agreement and plan of reorganization and merger (the “Agreement”) whereby F&M will acquire Ossian Financial Services, Inc. (“OFSI”), the holding company for Ossian State Bank, in a cash transaction. OFSI operates two full-service offices in northeast Indiana and has approximately $122 million in assets, $58 million in loans, $108 million in deposits and $11.9 million in consolidated equity as of September 30, 2020. OFSI is taxed as an S-Corporation.

Subject to the terms of the Agreement, which has been unanimously approved by the Board of Directors of each company, aggregate cash consideration of the deal is equal to $20 million, representing $67.71 per share. The consideration is subject to potential adjustment, as set forth in the Agreement, in the event that OFSI’s equity capital is less than $12 million at closing.

The transaction represents a natural extension of F&M’s community bank footprint and is a complementary fit with the Company’s 2019 acquisition of the Bank of Geneva and F&M’s 2020 asset purchase of Adams County Financial Resources. OFSI operates offices in the Indiana communities of Ossian and Bluffton. After the transaction, F&M will operate 11 offices in Indiana with total deposits of $462 million and total loans of $445 million.

Lars Eller, President and CEO of F&M, stated “I am pleased to combine our two strong institutions as OFSI immediately enhances and complements our growing franchise in Northeast Indiana. This is an excellent opportunity for OFSI to become part of a larger community banking organization that will allow us to offer their customers a wider range of financial services. We believe, as OFSI does, that our partnership will still preserve the convenience of local decision makers throughout our office network. On behalf of everyone at F&M, I would like to welcome OFSI’s customers and employees to the F&M family.”

David Morrison, President and CEO of Ossian State Bank, stated, “F&M shares our customer first culture and community-oriented values, and F&M is a logical and strong fit for our customers, employees, and communities. In addition, F&M has a strong presence throughout our markets and our customers will continue to benefit from local banking relationships and expanded products and services. We are excited to join F&M.”

Excluding one-time transaction costs, F&M expects the transaction to be approximately 6.2% and 7.1% accretive to first and second year diluted earnings per share, respectively. Tangible book value per share will be diluted approximately 4.6% at closing including the impact of an estimated $2.5 million of combined pre-tax transaction costs. The tangible book value dilution is expected to be recovered in less than five years using the crossover method.

OFSI will distribute a proxy statement calling a meeting of the shareholders of OFSI to consider the merger within the next 90 days.

When the transaction is completed, F&M will have consolidated assets of approximately $2 billion. Subject to customary regulatory approvals, OFSI shareholder approval and other conditions set forth in the Agreement, the transaction is anticipated to close in the second quarter of 2021.

F&M is being advised by ProBank Austin and Shumaker, Loop & Kendrick, LLP. OFSI is being advised by Renninger & Associates, LLC and SmithAmundsen LLC.

About Farmers & Merchants Bancorp, Inc.:

Farmers & Merchants Bancorp, Inc., Archbold, Ohio, is the holding company of Farmers & Merchants State Bank (the “Bank”), which was established in 1897. The Bank serves the financial needs of individuals, farmers, businesses, and industries by offering traditional banking products, as well as online, mobile and telephone banking products. F&M’s common shares are traded on the NASDAQ Capital Market exchange under the symbol “FMAO.” Additional information on F&M may be found on its website: www.fm.bank.

About Ossian Financial Services, Inc.:

Ossian Financial Services, Inc., Ossian, Indiana, is the holding company of Ossian State Bank, which was established in 1912. Additional information about OFSI may be found on its website: www.ossianstatebank.com.

Safe Harbor Statement:

Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the F&M’s filings with the SEC. As a result, actual results may differ materially from the forward-looking statements in this news release.

F&M encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. F&M undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from F&M’s website.